RELEASE:   Immediate
                                            DATE:      October 20, 1998
                                            CONTACT:   Elbert Thomas
                                                       (901) 523-4212
                                                             or
                                                       Kim Cherry, APR
                                                       (901) 523-4726



         MEMPHIS, TENN. -- In contemplation of the expiration of its present shareholder rights plan in 1999, the Board of Directors of First Tennessee National Corp. today adopted a Shareholder Protection Rights Agreement and declared a dividend of one Right on each outstanding share of First Tennessee Common Stock. The dividend will be paid on Nov. 12, 1998, to shareholders of record on Nov. 2, 1998.

         The Rights Agreement is virtually identical to the present plan and will only take effect upon the expiration or redemption of the presently outstanding rights. Like the present plan, it was not adopted in response to any specific effort to acquire control of First Tennessee. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

         Until it is announced that a person or group has acquired 10% or more of First Tennessee's Common Stock (an "Acquiring Person") or commences a tender offer that will result in such a person or group owning 10% or more of First Tennessee's Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $150.

         Upon announcement that any person or group has become an Acquiring Person, then 10 days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of First Tennessee Common Stock having a market value of twice the exercise price. Also, if after an Acquiring Person controls First Tennessee's Board of Directors, First Tennessee is involved in a merger or sells more than 50% of its assets or earning power or is involved with an Acquiring Person in certain "self-dealing" transactions (or has entered into an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other stockholders, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 10 percent and 50 percent of First Tennessee's Common Stock, First Tennessee's Board of Directors may, at its option, exchange one share of First Tennessee Common Stock for each Right.

         The Rights may generally be redeemed by the Board of Directors for $0.001 per Right prior to the Flip-in Date.

         Ralph Horn, chairman and CEO of First Tennessee, said "The Rights Agreement is not intended to and will not prevent a takeover of First Tennessee at a full and fair price. However, the Rights may cause substantial dilution to a person or group that acquires 10 percent or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the company and its stockholders because the Rights can be redeemed prior to a triggering event.

         "The Rights Agreement does not in any way alter First Tennessee's long-term strategic course, interfere with its business plans or weaken its financial strength. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to First Tennessee or its shareholders and will not change the way in which First Tennessee shares are traded."

         A letter to shareholders regarding the Rights Agreement and a Summary of certain terms of the Rights Agreement will be mailed to shareholders.

         First Tennessee, headquartered in Memphis, Tenn., is a nationwide, diversified financial services institution and is one of the 50 largest bank holding companies in the United States in asset size and market capitalization. First Tennessee reported total assets of $17.2 billion and shareholders' equity of $1.1 billion at Sept. 30, 1998. The corporation's common stock is trade over the counter on the Nasdaq Stock Market's national market system under the symbol FTEN. It is listed in the financial section of most newspapers as FstTN Ntl and is included in the Standard & Poor's MidCap 400 index. More information is available at First Tennessee's website at www.ftb.com.


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